Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2012 Second Quarter Results

BOULDER, COLORADO, November 14, 2011 — New Frontier Media, Inc. (Nasdaq/GS: NOOF), a leading provider of transactional television services and distributor of general motion picture entertainment, today announced financial results for its fiscal 2012 second quarter ended September 30, 2011.

“New Frontier Media continued to execute its strategic initiatives during the second quarter of fiscal year 2012,” said Michael Weiner, chief executive officer of New Frontier Media, Inc. “Within the Transactional TV segment, we expanded our distribution of lower priced, short-form content to several top-ten U.S. cable operators.  We expect to further expand our distribution of lower priced content as well as other new and unique content packages in U.S. markets throughout fiscal year 2012. We believe the distribution of these new content packages will improve the Transactional TV segment’s future domestic performance.  Internationally, the Transactional TV segment grew revenue to $1.5 million as compared to $1.4 million in the same prior year quarter. Although we experienced increased competition on certain video-on-demand platforms in Latin America during the quarter resulting in some pressure on our short-term international performance, we expect continued revenue growth from international markets in the future.”

“We were pleased with the profitable results of the Film Production segment during the quarter despite $0.2 million of non-cash film cost impairment charges.  In addition, we have secured a new episodic series production with a premium cable channel customer, and we expect to complete this production during the first half of fiscal year 2013. We are still focused on lowering overhead within the Film Production segment while obtaining and selling higher quality mainstream content to many of our existing Transactional TV segment cable and satellite customers. We are encouraged by the results of these efforts thus far and believe we can achieve further improvement in the segment’s results.”

Mr. Weiner continued, “We generated positive cash flow from operating activities of $1.4 million during the first half of fiscal year 2012, which included cash collections of $1.7 million from building improvement allowances and cash disbursements of $0.7 million from our initial production activities for the Film Production segment’s episodic series arrangement. We also effectively completed our stock repurchase program during the quarter by repurchasing approximately $0.9 million of common stock, and we recently authorized the additional repurchase of up to the lesser of $1.0 million or 0.8 million shares of common stock.  To date, we have repurchased over 6.1 million shares of common stock.  Overall, we believe we are making good progress towards our strategic goals and expect the impact of these efforts will result in improved shareholder value over the long-term.”

Second Fiscal Quarter Financial Highlights: September 30, 2011 Compared to September 30, 2010

•                  Revenue was approximately $10.3 million as compared to $11.2 million in the same prior year quarter and reflected the following results:

•                  Transactional TV segment revenue was $8.7 million as compared to $9.1 million in the same prior year quarter.

•                  Video-on-demand (“VOD”) revenue decreased to $5.3 million as compared to $5.5 million in the same prior year quarter.  Domestic VOD revenue decreased by approximately $0.1 million, and we believe the decline was due to lower consumer discretionary spending and off-platform competition.   International VOD revenue also declined by approximately $0.1 million primarily from new competition on certain customer platforms in Latin America.

•                  Pay-per-view (“PPV”) revenue declined to $3.3 million as compared to $3.4 million in the same prior year quarter.   Domestic PPV revenue declined by approximately $0.3 million primarily due to lower revenue from the two largest U.S. digital broadcast satellite providers, and we believe the declines are due to lower consumer discretionary spending and off-platform competition.  The decline in domestic PPV revenue was partially offset by a $0.2 million increase in international PPV revenue primarily from improved content performance and new channel launches in the Latin America region.

•                  Film Production segment revenue decreased to $1.4 million from $1.9 million primarily due to the execution and completion of fewer repped content distribution agreements.

•             Cost of sales decreased to $3.9 million as compared to $4.3 million in the same prior year quarter.

•                  Transactional TV segment costs decreased by $0.1 million due to lower transponder, transport and uplinking costs.

•                  Film Production segment costs decreased by $0.1 million due to lower film cost amortization consistent with the decline in owned content revenue.

•                  Direct-to-Consumer segment costs decreased by $0.1 million primarily due to a reduction in employee costs associated with cost reduction efforts.

•             Operating expenses decreased to $6.1 million as compared to $7.2 million in the same prior year quarter.

•                  Transactional TV segment expenses increased by $0.8 million primarily due to (a) a $0.2 million increase in employee and related costs because an executive was reassigned from the Corporate Administration segment to the Transactional TV segment in order to lead the international sales efforts in Europe, (b) a $0.4 million increase in employee and related costs incurred in an effort to support the development of new content packages, and (c) a $0.3 million increase in rent expense from costs associated with leasing a new facility.

•                  Film Production segment expenses declined by $1.4 million primarily due to (a) a $0.4 million decrease in film cost impairment charges, (b) a $0.5 million decline in employee costs primarily associated with the departure of the segment’s Co-Presidents and other employees during the second half of fiscal year 2011, (c) a $0.2 million decline in identifiable intangible assets amortization because certain intangible assets became fully amortized during the fourth quarter of fiscal year 2011, and (d) a $0.4 million decline in charges to increase the allowance for unrecoverable accounts, which reserves for recoupable costs and producer advances that are not expected to be recovered.  The decline in expenses was partially offset by an increase in strategic planning consulting costs of $0.1 million.

•                  Corporate Administration segment expenses declined $0.5 million primarily due to (a) a $0.2 million decrease in employee and related costs because an executive was reassigned to the Transactional TV segment to lead the international sales efforts in Europe, and his costs are now reflected in that segment, and (b) a $0.2 million decline in employee and related costs associated with the resignation of the former President in August 2011.

•                  Income from continuing operations attributable to New Frontier Media, Inc. was $0.1 million, or $0.01 per share, as compared to a loss from continuing operations of $0.2 million, or $0.01 per share, in the same prior year quarter.

Fiscal Year to Date Financial Highlights:  September 30, 2011 Compared to September 30, 2010

For the six month period ended September 30, 2011, revenue was $20.7 million as compared to $23.6 million in the same prior year period.  Income from continuing operations attributable to New Frontier Media, Inc. as well as income per share was minimal as compared to income from continuing operations of $0.4 million, or $0.02 per share, in the same prior year period.

Cash flows from operating activities of continuing operations during the six month period ended September 30, 2011 were $1.4 million as compared to $0.4 million during the same prior year period.  Cash flows from operating activities of continuing operations during the six month period ended September 30, 2011 include the following:

•                  a $1.7 million increase in cash flows from payments received from the landlord of our new corporate facility associated with a building improvement allowance, and

•                  a $0.7 million decrease in cash flows related to an episodic series production that is expected to be delivered in the first half of fiscal year 2013.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (877) 941-0844.  To participate in the web cast, please log onto www.noof.com and click on “Investor Relations” and then “Calendar of Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on November 14, 2011 at (800) 406-7325, access code 4487049.  The replay will also be archived for twelve months on the corporate web site at www.noof.com.  This press release can be found on our corporate web site, www.noof.com, under “Investor Relations/News Releases.”

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”).  The forward-looking statements are based on current expectations, estimates and projections made by management.  These forward-looking statements are covered by the safe harbor provisions for forward-looking statements under Section 27A of the 1933 Act and Section 21E of the 1934 Act.  Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  For example, our stated expectations that (i) we believe we are making good progress towards our strategic goals and expect the impact of these efforts will result in improved shareholder value over the long-term, and (ii) we expect continued revenue growth from international markets in the future, are forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to our most recent annual report on Form 10-K and other periodic filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a provider of transactional television services and a distributor of general motion picture entertainment. Our Transactional TV segment distributes adult content to cable and satellite providers who then distribute the content to retail consumers via VOD and PPV technology. Programming originates from our state of the art digital broadcast infrastructure in Boulder, Colorado.  We obtain our programming primarily by licensing content distribution rights from movie studios, and we distribute new and unique programming in order to provide consumers with an exceptional viewing experience.

Our Film Production segment is a distributor of mainstream and erotic films.  The films are distributed to cable and satellite operators, premium movie channel providers and other content distributors.  We act as a sales agent for mainstream films and produce erotic films.  The segment also periodically provides contract film production services to major Hollywood studios.

We are headquartered in Boulder, Colorado, and our common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc., contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010

Net revenue	$10,305	$11,162	$20,733	$23,616

Cost of sales	3,938	4,265	7,906	9,328

Gross margin	6,367	6,897	12,827	14,288

Operating expenses excluding impairment charges	5,936	6,549	12,389	13,019
Charge for asset impairments	186	624	186	624
Total operating expenses	6,122	7,173	12,575	13,643

Operating income (loss)	245	(276)	252	645

Other expenses, net	(4)	(10)	(6)	(14)

Income (loss) from continuing operations before income tax benefit (expense)	241	(286)	246	631

Income tax benefit (expense)	(108)	91	(224)	(269)

Income (loss) from continuing operations	133	(195)	22	362

Loss from discontinued operations, net of income tax benefit of $0, $0, $0 and $5, respectively	—	(1)	—	(8)

Net income (loss)	133	(196)	22	354

Add: Net loss attributable to noncontrolling interests	—	—	3	—

Net income (loss) attributable to New Frontier Media, Inc. shareholders	$133	$(196)	$25	$354

Amounts attributable to New Frontier Media, Inc. shareholders:
Income (loss) from continuing operations	$133	$(195)	$25	$362
Loss from discontinued operations, net of income tax benefit of $0, $0, $0 and $5, respectively	—	(1)	—	(8)
Net income (loss)	$133	$(196)	$25	$354

Per share information attributable to New Frontier Media, Inc. shareholders:
Basic income (loss) per share:
Continuing operations	$0.01	$(0.01)	$0.00	$0.02
Discontinued operations	—	(0.00)	—	(0.00)
Net basic income (loss) per share	$0.01	$(0.01)	$0.00	$0.02

Diluted income (loss) per share:
Continuing operations	$0.01	$(0.01)	$0.00	$0.02
Discontinued operations	—	(0.00)	—	(0.00)
Net diluted income (loss) per share	$0.01	$(0.01)	$0.00	$0.02

Weighted average shares outstanding	18,993	19,329	19,096	19,380
Weighted average diluted shares	18,993	19,329	19,096	19,380

Consolidated Balance Sheets

(in thousands)

	September 30, 2011	March 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,482	$18,787
Restricted cash	612	109
Accounts receivable, net	8,100	8,695
Taxes receivable	993	877
Prepaid and other assets	2,456	2,569
Total current assets	27,643	31,037
Property and equipment, net	9,220	7,218
Content and distribution rights, net	11,614	11,543
Recoupable costs and producer advances, net	2,065	2,771
Film costs, net	3,153	2,579
Goodwill	3,743	3,743
Deferred tax assets	1,558	1,658
Other assets	708	924
Total assets	$59,704	$61,473

Liabilities and equity
Current liabilities:
Accounts payable	$1,283	$1,571
Producers payable	531	1,089
Deferred revenue	699	863
Accrued compensation	1,104	1,607
Deferred producer liabilities	1,076	1,654
Short-term debt	100	500
Deferred tax liabilities	49	46
Accrued and other liabilities	2,031	1,910
Total current liabilities	6,873	9,240
Taxes payable	116	116
Other long-term liabilities	1,592	519
Total liabilities	8,581	9,875

Commitments and contingencies

Equity:
Common stock	2	2
Additional paid-in capital	54,628	55,169
Accumulated deficit	(3,435)	(3,460)
Accumulated other comprehensive loss	(72)	(69)
Total New Frontier Media, Inc. shareholders’ equity	51,123	51,642
Noncontrolling interests	—	(44)
Total equity	51,123	51,598
Total liabilities and equity	$59,704	$61,473

Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited) Six Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$22	$354
Add: Loss from discontinued operations	—	8
Income from continuing operations	22	362
Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	3,842	4,691
Share-based compensation	396	372
Deferred taxes	42	(85)
Charge for asset impairments	186	624
Changes in operating assets and liabilities:
Accounts receivable	595	1,839
Accounts payable	(287)	(116)
Content and distribution rights	(2,161)	(2,463)
Film costs	(1,224)	(789)
Deferred producer-for-hire costs	—	(3,007)
Deferred revenue	(164)	363
Deferred producer liabilities	(578)	(222)
Producers payable	(558)	220
Taxes receivable and payable	(116)	(798)
Accrued compensation	(503)	(255)
Recoupable costs and producer advances	706	(10)
Other assets and liabilities	1,186	(349)
Net cash provided by operating activities of continuing operations	1,384	377
Net cash used in operating activities of discontinued operations	—	(37)
Net cash provided by operating activities	1,384	340

Cash flows from investing activities:
Purchases of property and equipment	(3,356)	(2,295)
Net cash used in investing activities of continuing operations	(3,356)	(2,295)
Net cash used in investing activities of discontinued operations	—	—
Net cash used in investing activities	(3,356)	(2,295)

Cash flows from financing activities:
Purchases of common stock	(875)	(363)
Payment on short-term debt	(400)	—
Payment on long-term seller financing	(55)	(75)
Net cash used in financing activities of continuing operations	(1,330)	(438)
Net cash used in financing activities of discontinued operations	—	—
Net cash used in financing activities	(1,330)	(438)

Net decrease in cash and cash equivalents	(3,302)	(2,393)
Effect of exchange rate changes on cash and cash equivalents	(3)	2
Cash and cash equivalents, beginning of period	18,787	17,187

Cash and cash equivalents, end of period	$15,482	$14,796

Segment Summary Data (1)

(dollars in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended September 30,			Six Months Ended September 30,
	2011	2010	% change	2011	2010	% change

Net revenue from continuing operations
Transactional TV	$8.7	$9.1	-4%	$17.4	$18.1	-4%
Film Production	1.4	1.9	-26%	2.9	5.2	-44%
Direct-to-Consumer	0.2	0.2	0%	0.4	0.4	0%
Total net revenue	10.3	11.2	-8%	20.7	23.6	-12%

Cost of sales from continuing operations
Transactional TV	3.2	3.3	-3%	6.5	6.3	3%
Film Production	0.5	0.6	-17%	0.9	2.4	-63%
Direct-to-Consumer	0.2	0.3	-33%	0.4	0.6	-33%
Total cost of sales	3.9	4.3	-9%	7.9	9.3	-15%

Operating expenses from continuing operations
Transactional TV	3.4	2.6	31%	6.7	5.1	31%
Film Production	0.7	2.1	-67%	1.5	3.2	-53%
Direct-to-Consumer	0.1	0.1	0%	0.2	0.2	0%
Corporate Administration	1.9	2.4	-21%	4.1	5.1	-20%
Total operating expenses	6.1	7.2	-15%	12.6	13.6	-7%

Operating income (loss) from continuing operations
Transactional TV	2.1	3.2	-34%	4.2	6.6	-36%
Film Production	0.1	(0.8)	#	0.4	(0.4)	#
Direct-to-Consumer	(0.1)	(0.3)	67%	(0.3)	(0.5)	40%
Corporate Administration	(1.9)	(2.4)	21%	(4.1)	(5.1)	20%
Total operating income (loss)	$0.2	$(0.3)	#	$0.3	$0.6	-50%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(dollars in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended September 30,			Six Months Ended September 30,
	2011	2010	% change	2011	2010	% change

Transactional TV
VOD	$5.3	$5.5	-4%	$10.7	$10.9	-2%
PPV	3.3	3.4	-3%	6.5	6.9	-6%
Other	0.1	0.1	0%	0.2	0.2	0%
Total	$8.7	$9.1	-4%	$17.4	$18.1	-4%

Film Production	`
Owned content	$0.9	$1.0	-10%	$1.6	$3.0	-47%
Repped content	0.4	0.8	-50%	1.1	1.3	-15%
Producer-for-hire and other	0.1	0.1	0%	0.2	0.9	-78%
Total	$1.4	$1.9	-26%	$2.9	$5.2	-44%

Direct-to-Consumer
Net revenue	$0.2	$0.2	0%	$0.4	$0.4	0%

(1) Amounts in this schedule may not sum due to rounding.